Exhibit 99.1

Audentes Therapeutics Reports Second Quarter 2016 Financial Results and Provides Corporate Update

Achievements Included Completion of IPO, Initiation of Large Scale Manufacturing Runs and Enrollment of First Patient in a Clinical Assessment Study of XLMTM

San Francisco, Calif., August 31, 2016 / PRNewswire/ — Audentes Therapeutics, Inc. (Nasdaq: BOLD), a biotechnology company focused on developing and commercializing gene therapy products for patients living with serious, life-threatening rare diseases, today reported its financial results for the quarter ended June 30, 2016 and provided an update on the company’s recent achievements and upcoming events.

“Audentes has accomplished a number of significant milestones in 2016, culminating in the successful completion of our initial public offering,” stated Matthew R. Patterson, President and Chief Executive Officer. “The IPO has not only added leading life sciences investors to our shareholder base, but has provided the financial resources to rapidly advance our pipeline of innovative therapies into clinical development. We have also recently completed the build-out of our state-of-the-art manufacturing facility, and expect to commence cGMP production runs in the fourth quarter of this year.”

Mr. Patterson continued, “We plan to file investigational new drug applications for three of our development programs by the first quarter of 2017, including AT132 for the treatment of X-Linked Myotubular Myopathy (XLMTM), AT342 for the treatment of Crigler-Najjar Syndrome and AT982 for the treatment of Pompe disease. We expect to report preliminary data from all three programs in the second half of 2017.”

Recent Achievements

•	Initial Public Offering: Strengthened the balance sheet with the completion of an initial public offering in July 2016. In the IPO, Audentes issued 5.675 million shares of common stock, inclusive of the underwriters’ overallotment option, at an offering price of $15 per share, resulting in aggregate cash proceeds to the company of approximately $75.5 million, net of underwriting discounts, commissions and offering costs. These funds are estimated to fund operating and capital expenditures through 2018.

•	Manufacturing: Completed build-out of internal, state-of-the-art manufacturing facility and initiated engineering runs at the 500L bioreactor scale. The new facility also houses robust process development and Quality Control capabilities, and further establishes Audentes as a leader in the science of AAV manufacturing.

•	AT132 for XLMTM: Enrolled first patient in INCEPTUS, an international clinical assessment study of approximately twelve boys with XLMTM, ages three years or younger. INCEPTUS is designed to characterize each patient’s disease course with a specific focus on respiratory measurements and assessment of muscle strength and function. Patients enrolled in INCEPTUS will be evaluated over a three to twelve-month period prior to their potential participation in ASPIRO, the planned Phase 1/2 clinical study of AT132. INCEPTUS is designed to serve as a longitudinal baseline and within-patient control for subjects who enroll in the ASPIRO study, while also facilitating the operational aspects of ASPIRO.

•	AT342 for Crigler-Najjar Syndrome: In May 2016, established a strategic collaboration with the University of Pennsylvania under which Audentes was granted an exclusive worldwide license under certain patents for the treatment of Crigler-Najjar syndrome, a rare congenital disease characterized by severely high levels of bilirubin in the blood and the risk of irreversible neurological damage and death. Also in May 2016, Audentes received Orphan Drug Designation from the U.S. Food and Drug Administration, or FDA, for AT342.

•	Presentation of Scientific Data: Presented data at the American Society of Gene and Cell Therapy demonstrating a durable response of more than three years following a single IV administration of AT132 in a naturally occurring dog model of XLMTM. Dogs in the study showed prolonged survival and levels of neurological and respiratory function indistinguishable from normal dogs, as well as normalization of muscle pathology from the disease state.

Upcoming Events

•	IND Filings: Plan to file three INDs by the first quarter of 2017, including AT982 for Pompe disease in the third quarter of 2016, AT342 for Crigler-Najjar Syndrome in the fourth quarter of 2016 and AT132 for XLMTM in the first quarter of 2017. Preliminary data from all three programs is expected in the second half of 2017.

•	cGMP Manufacturing: Plan to initiate cGMP manufacturing in our internal facility by the fourth quarter of 2016 to supply the clinical trial material for the Phase 1/2 clinical studies of AT132 and AT342.

Second Quarter 2016 Financial Results

•	Cash Position: As of June 30, 2016, Audentes had approximately $60.7 million of cash and cash equivalents, short-term investments and short-term restricted cash. This cash balance did not include approximately $75.5 million of proceeds, net of underwriting discounts, commissions and offering costs, from the sale of 5.675 million shares of common stock in the Company’s IPO, inclusive of the underwriters’ overallotment option.

•	R&D Expenses: Research and development expenses were $11.7 million for the second quarter of 2016 compared to approximately $4.0 million for the same period in 2015, an increase of $7.7 million. The increase was primarily due to an increase in personnel costs and expenses related to advancing our AT132 and AT982 programs. Additional increases were incurred due to launching the development of AT342 and AT307 in the second half of 2015, and for other expenses incurred in support of preclinical activities and manufacturing process development. Research and development expenses for the six months ended June 30, 2016 were approximately $19.6 million, compared to approximately $7.0 million for the same period in 2015.

•	General and Administrative: General and administrative expenses were $2.5 million for the second quarter of 2016 compared to $1.6 million for the same period in 2015, an increase of $0.9 million. The increase was primarily due to increased personnel and facilities costs. General and administrative expenses for the six months ended June 30, 2016 were approximately $5.1 million, compared to approximately $2.7 million for the same period in 2015.

•	Net Loss: Net loss was $14.2 million for the second quarter of 2016, compared to a net loss of $5.4 million for the same period in 2015. Net loss for the six months ended June 30, 2016 was $24.6 million, compared to a net loss of $9.5 million for the same period in 2015.

About Audentes Therapeutics, Inc.

Audentes Therapeutics (Nasdaq: BOLD) is a biotechnology company focused on developing and commercializing gene therapy products for patients living with serious, life-threatening rare diseases. We have four products in development, AT132 for the treatment of X-Linked Myotubular Myopathy (XLMTM), AT342 for the treatment of Crigler-Najjar Syndrome, AT982 for the treatment of Pompe disease, and AT307 for the treatment of the CASQ2 subtype of Catecholaminergic Polymorphic Ventricular Tachycardia (CASQ2-CPVT). We are a focused, experienced and passionate team committed to forging strong, global relationships with the patient, research and medical communities.

For more information regarding Audentes, please visit www.audentestx.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the ability to rapidly advance its pipeline of product candidates, including the timing of filing certain Investigational New Drug Applications and the receipt of preliminary clinical data from those candidates, and the ability to achieve cGMP readiness in the fourth quarter of 2016 and the ability to manufacture clinical trial material for its product candidates in its internal manufacturing facility. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company cannot guarantee future events, results, actions, levels of activity, performance or achievements, and the timing and results of biotechnology development and potential regulatory approval is inherently uncertain. Forward-looking statements are subject to risks and uncertainties that may cause the company’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to the company’s ability to advance its product candidates, obtain regulatory approval of and ultimately commercial its product candidates, the timing and results of preclinical and clinical trials, the company’s ability to fund development activities and achieve development goals, the company’s ability to protect intellectual property and other risks and uncertainties described under the heading “Risk Factors” in documents the company files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Selected Financial Information

Operating Results:

(amounts in thousands except share and per share data)

	Three months Ended June 30,		Six months Ended June 30,
	2016	2015	2016	2015
	Unaudited		Unaudited
Operating expenses:
Research and development	$11,733	$3,960	$19,640	$7,040
General and administrative	2,469	1,572	5,101	2,655

Total operating expenses	14,202	5,532	24,741	9,695

Loss from operations	(14,202)	(5,532)	(24,741)	(9,695)
Interest income	92	63	189	124
Other income (expense), net	(48)	56	(71)	103

Net loss	$(14,158)	$(5,413)	$(24,623)	$(9,468)

Net loss per share, basic and diluted	$(6.43)	$(8.46)	$(11.30)	$(15.12)

Shares used in computing net loss per share, basic and diluted	2,200,406	640,001	2,179,735	626,084

Selected Balance Sheet Information:

(amounts in thousands)

	June 30, 2016	December 31, 2015
	Unaudited
Cash and cash equivalents, short-term investments, and short-term restricted cash	$60,696	$95,957

Total assets	$100,525	$117,469
Total liabilities	$22,646	$15,780
Total stockholders’ equity	$77,879	$101,689

Audentes Contacts:

Investor Contact:

Thomas Soloway, CFO

415.818.1040

ir@audentestx.com

Media Contact:

Jeffrey Gruis

415.818.1015

media@audentestx.com